FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
DEC 01 1992
CHERYL A LAU SECRETARY OF STATE
/s/ Cheryl A Lau
No. 973-85



               AMENDMENT AND REVISED ARTICLES OF INCORPORATION
                                     OF
                     ADVANCED PRECISION TECHNOLOGY, INC.

      Pursuant to Nevada Code for Corporations, the undersigned Corporation adopts the following Amended Articles of Incorporation which shall supersede and replace Article I, Article IV, Article VII, and Article XVIII of all previous Articles and Amendments.

                                  ARTICLE I
                                     NAME

      The Corporation is hereby changed to, and shall hereafter be "UV COLOR CORPORATION."

                                  ARTICLE IV

CAPITAL. The capital of this corporation is ($100,000.00) One Hundred Thousand Dollars and is represented by (100,000,000) One Hundred Million shares of Common capital stock having a par value of ($.001) one tenth of one cent per share.
PREFERRED CLASS A CAPITAL STOCK, Twenty-five Million shares, which may or may not be convertible to Common Stock, with the Price, Terms and Conditions of the Legend approved and authorized by the Board of Directors.

                                 ARTICLE VII

      SHAREHOLDER PRIVILEGES AND RESTRICTIONS: The Privileges and Restrictions granted to or imposed on each share or the holder thereof are as follows:

     (1) Each issued and outstanding share not including Treasury Shares, if any, shall be entitled to one vote at all Shareholders' Meetings.

     (2) No shareholder of the Corporation shall have any preemptive rights.

     (3) No shareholder of the Corporation shall have any cumulative voting rights.

     (4) Each share shall entitle its' holder to receive an equal and noncumulative portion of dividends, if when, and is declared by the Board of Directors in accordance with law.

                                 ARTICLE XVII
                        LIMITED LIABILITY OF DIRECTORS

     To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its' shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article XVIII shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                              AMENDMENT ADOPTED

    These Amended Articles of Incorporation were presented to the shareholders of this Corporation for the purpose of amending and replacing Articles I, IV, VII, and XVIII of the Articles of Incorporation of this Corporation, at a special meeting of shareholders held November 18, 1992. As of November 18, 1992, there were 7,078,498 shares of the Corporation's common stock outstanding and entitled to vote on the Amendment. The Amendment does not alter the amount of authorized capital of One-Hundred Million (100,000,000) shares of common stock with $0.001 par value. There is only one class of voting stock shares, that being Common voting stock.

   The number of shares voted for and against the adoption of these amended Articles of Incorporation to replace all previous Articles of Incorporation and Amendments was:

                     5,776,498   For             -0-     Against
                    -----------               ----------

ATTEST: UV COLOR CORPORATION
        Formerly ADVANCED PRECISION TECHNOLOGY, INC.

/s/ <signature illegible>            By /s/ Daniel J. Frederickson
Secretary                                   President

<Stamped:
STATE OF NEVADA
Department of State

I hereby certify that this
is a true and complete copy
of the document as filed in
this office.
DATED: DEC 03 1992
/s/ Cheryl A Lau
CHERYL A LAU
SECRETARY OF STATE
By: /s/ Deborah N Farmer

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